UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2023

ALDEYRA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36332	20-1968197
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 761-4904

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ALDX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On December 21, 2023, Aldeyra Therapeutics, Inc. (“Aldeyra”) announced that pursuant to the previously disclosed Exclusive Option Agreement (the “Option Agreement”) by and between AbbVie Inc. (“AbbVie”) and Aldeyra dated as of October 31, 2023 (the “Effective Date”), AbbVie has extended the period (the “Exercise Period Extension”) during which it may exercise its option (the “Option”) to enter into the Co-Development, Co-Commercialization and License Agreement with Aldeyra in the form attached to the Option Agreement (the “License Agreement”) by paying Aldeyra a non-refundable payment of $5 million (the “Option Extension Fee”). As a result of the Exercise Period Extension, AbbVie may exercise the Option by delivering written notice to Aldeyra at any time during the period following the Effective Date until the earlier of (a) the tenth (10th) business day after the date, if any, that Aldeyra receives approval from the U.S. Food and Drug Administration of its new drug application for reproxalap in dry eye disease and (b) the date that is eighteen (18) months after the Effective Date. If the License Agreement is entered into, the Option Extension Fee will be credited against the upfront cash payment payable by AbbVie.

The foregoing summary of the Option Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement. Aldeyra expects to file a copy of the Option Agreement, including the form of License Agreement attached as an exhibit thereto, subject to any applicable confidential treatment, as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALDEYRA THERAPEUTICS, INC.

By:	/s/ Todd C. Brady
Name: Todd C. Brady, M.D., Ph.D.
Title: Chief Executive Officer

Dated: December 21, 2023